Exhibit 4.3
PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT
THIS PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT (this “Agreement”) is entered into as of April 30, 2009, by NEWCASTLE INVESTMENT CORP., a Maryland corporation (the “Company”), NIC TP LLC, a Delaware limited liability company (the “Pledgor”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (the “Bank”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee for the benefit of the Holders (as defined below) from time to time under the Indenture referred to below (together with its successors and assigns, the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee are parties to that certain Junior Subordinated Indenture dated as of April 30, 2009 with respect to the Company’s Junior Subordinated Notes due 2035 (the “Securities”) (as the same may be amended, restated, supplemented or replaced from time to time, the “Indenture”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Indenture.
WHEREAS, pursuant to Section 10.5 of the Indenture, the Company has agreed to enter into this Agreement in order to pledge to the Trustee the Collateral (as defined below) and to grant in favor of the Trustee a security interest in the Collateral, and to perfect the Trustee’s security interest in the Collateral Account (as defined below).
WHEREAS, the Pledgor is a special purpose, wholly owned subsidiary of the Company.
WHEREAS, the Pledgor maintains that certain account no. 76148, entitled “NEWCASTLE NIC TP CUSTODY” with the Bank (the “Collateral Account”) pursuant to a custodial agreement between the Bank and the Pledgor dated as of April 30, 2009 (the “Account Agreement”), a copy of which is attached hereto as Exhibit A, into which certain funds shall be deposited as provided herein and the Indenture.
WHEREAS, the Trustee, the Pledgor, the Company and the Bank have agreed to enter into this Agreement so as to pledge to and grant unto the Trustee, for the benefit of the Holders (defined below), the Collateral and perfect the Trustee’s security interest in the Collateral Account, and the Company has, additionally, entered into this Agreement for the purpose of confirming certain obligations of the Company to the Bank and the Trustee in connection with the Pledgor’s pledge and other agreements contained herein.
AGREEMENT
NOW, THEREFORE, in consideration of their mutual covenants and promises, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement, the following terms have the meaning specified below:
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee is closed for business.

“Collateral” shall mean, collectively, (i) the Collateral Account; together with all funds credited and on deposit in the Collateral Account; and (ii) any and all proceeds of any of the foregoing whether now owned and existing or hereafter acquired or arising including, without limitation, proceeds received upon the sale, exchange or other disposition of any of the foregoing.
“Event of Default” shall mean an event of default under the Indenture.
“Holders” shall mean the holders of the outstanding Securities.
“Interest” shall have the meaning given to such term in Section 2(d).
“Majority Holders” shall mean Holders of a majority in aggregate principal amount of the outstanding Securities.
“Participation Interest” shall mean that certain A-4 Participation Interest in the amount of $23,125,000 in that certain Mezzanine Loan (the “Mezzanine Loan”) in the maximum principal amount of $130,000,000 made by Fortress Credit Corp. as of February 7, 2005 to 401 Mezz Venture LLC, a Delaware limited liability company, the owner of one hundred percent (100%) of the ownership interest in 401 North Wabash Venture LLC, a Delaware limited liability company, the owner of certain property known as the Trump International Hotel and Tower Chicago (the “Trump Property”).
“Person” shall mean a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity of whatever nature.
“Participation Proceeds” shall mean all of the Pledgor’s right, title and interest in, to and under all payments, repayments, prepayments (including, but not limited to, exit fees, termination fees, equity kickers, defeasance collateral and the like), proceeds, distributions, cash, instruments and other property (other than the Participation Interest itself), collateral and other amounts from time-to-time received, or receivable in respect of the Mezzanine Loan, the Participation Interest, the Trump Property, or under the Participation Agreement.
“Securities” shall mean the “Securities,” as defined in the Indenture.
“Trump Property” shall have the meaning set forth in the definition of Participation Interest.
In addition, the term “proceeds” shall have the meaning set forth in the Uniform Commercial Code as in effect in the State of New York (the “UCC”). In the event that the UCC is revised subsequent to the date hereof, all references herein to the UCC shall be deemed to be references to such revision and the corresponding successor provisions and requirements.
2.	Characterization of Collateral Account; Deposits to Collateral Account; Creation of Securities Account.
(a)	The Collateral Account is and shall be treated as a “deposit account” as such term is defined in Section 9-102(a)(29) of the UCC. Cash shall be deposited and maintained in the Collateral Account.

(b)
Pledgor shall deposit all Participation Proceeds and all cash and instruments received or distributed in respect of the Participation Interest and any other cash Collateral into the Collateral Account within two (2) Business Days after receipt of such amounts.

(c)
Pledgor agrees that upon its receipt of any item of property other than cash (whether investment property, financial assets, securities, instruments, or other property) in respect of the Participation Interest, it shall promptly create a securities account, transfer such property to such securities account, and grant a first priority security interest in such securities account to the Trustee on behalf of the Holders, on substantially the same terms as agreed to herein with respect to the Collateral and the Collateral Account.

(d)
Notwithstanding anything to the contrary in this Agreement or the Pledge and Security Agreement, dated the date hereof by and between Newcastle Investment Corp., a Maryland corporation, and the Trustee, so long as no Event of Default has occurred, Pledgor shall be entitled to receive any and all interest accruing and on deposit in the Collateral Account with respect amounts in the Collateral Account, if any, including any interest paid or accrued upon such Interest (“Interest”), and such interest shall not be deemed to be Collateral or subject to any lien or other restriction granted pursuant to this Agreement. So long as no Event of Default has occurred, Bank shall distribute such Interest amount to the Pledgor quarterly on each of January 30, April 30, July 30 and October 30 of each year. Trustee agrees that all funds distributed from the Collateral Account are automatically released from any security interest of the Trustee in such funds.

(e)
Pledgor represents and warrants as of the date hereof and covenants that Pledgor owns the Participation Interest and has right and title to the Participation Proceeds, free and clear of all pledges, liens, hypothecations, security interests, charges, options or other encumbrances whatsoever, except the lien and security interest created by this Agreement and any related financing statements.

3.	Pledge; Grant of Security Interest and Agreement for Control.
(a)
The Pledgor hereby pledges and grants to the Trustee, as collateral security for the amounts now or hereafter to become due with respect to the Securities, a first priority security interest in all of the Pledgor’s right, title and interest in and to the Collateral, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence, and the Bank hereby acknowledges the security interest granted to the Trustee herein.

(b)
The Pledgor, the Company and the Bank acknowledge and agree that all Collateral on deposit in the account is subject to the sole dominion, control and discretion of the Trustee, its authorized agents or designees, subject to the terms of this Agreement.

(c)
The Bank acknowledges that the Trustee shall have, in addition to the rights and remedies set forth herein and in the Indenture, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(d)
At all times, the Bank is authorized by the Pledgor, and the Bank agrees, to comply with (i) all instructions originated by the Trustee directing disposition of funds in the Account without the consent of the Pledgor or any other Person and (ii) all other directions, requests or instructions from the Trustee regarding disposition and/or delivery of any of the Collateral, without the consent or direction from the Pledgor or any other Person (including, without limitation, the Company). The Trustee hereby agrees with the Pledgor and the Company that it shall not deliver instructions directing disposition of the funds in the Collateral Account except during such time that an Event of Default shall have occurred and be continuing under the Indenture. The foregoing sentence is solely an agreement among the Trustee, the Pledgor and the Company; therefore, such provision (i) in no way limits or modifies the Bank’s obligations under this Section 3 and (ii) imposes no duty or obligation on the Bank to investigate or inquire of any party whether and Event of Default or other condition exists under the Indenture or any other agreement between the Pledgor and/or the Company and the Trustee.

(e)
The Bank hereby acknowledges that, except, as otherwise provided herein with respect to Interest to be disbursed to the Company, until such time as the Bank receives written instructions from the Trustee to the contrary, the Bank shall: (i) make any payments and distributions from the Collateral Account to such account as shall be directed by the Trustee, (ii) comply with the instructions of the Trustee without any further consent from the Pledgor or any other Person (including, without limitation, the Company) in respect of the Collateral and (iii) except as set forth in this Section 3(e), not take any other action with respect to the Collateral, effectuating any settlements with respect to any Collateral (provided that the foregoing shall not prohibit deposits of Collateral into the Collateral Account where settlement has been effectuated from funds other than the Collateral), advancing funds to any Person, transferring or releasing any Collateral, releasing interest, dividends or distributions, or retaining or setting off amounts due to the Bank against the Collateral (except as explicitly provided in Section 5(d) hereof).

(f)
The Pledgor shall have the right to give instructions directing the disposition of funds in the Collateral Account so long as no Event of Default has occurred and it continuing and such instructions are only with respect to an amount not in excess of the total amount of Interest credited to the Collateral Account and not previously withdrawn.

4.
Rights With Respect to the Collateral. Other than the Trustee, neither the Pledgor nor any other Person (including, without limitation, the Company) shall have any authority whatsoever to sell, transfer, pledge, trade, deposit, withdraw, direct the disposition of or otherwise handle the Collateral Account (subject to Section 3(f)) or, except as otherwise expressly permitted under the Indenture, any other Collateral. Neither the Pledgor nor any Person (including, without limitation, the Company), other than the Trustee, may withdraw any amounts from the Collateral Account (subject to Section 3(f)). The Bank will not comply with any entitlement order or request to withdraw any amounts from the Collateral Account given by any Person other than the Trustee (subject to Section 3(f)).

5.	Bank’s Representations and Warranties. The Bank represents and warrants to the Trustee that:
(a)	The Collateral Account is maintained with the Bank solely in the Pledgor’s name.
(b)
The Bank has no knowledge of any claim to, security interest in or lien upon any of the Collateral, except for the security interests granted in favor of the Trustee as provided in this Agreement and security interests of Bank pursuant to the Account Agreement.

(c)
Any claim to, security interest in or lien upon or right of set-off against any of the Collateral which the Bank now has or at any time hereafter acquires shall be junior and subordinate to the security interests of the Trustee in the Collateral, except that the Bank will retain its prior lien on the funds in the Collateral Account to the extent necessary to secure payment of ordinary fees with respect to the administration and maintenance of the Collateral Account (which ordinary fees shall in no event include acceptance fees, legal or counsel fees and charges, or fees for extraordinary services or other services not covered by the annual fees for administration and maintenance of the Collateral Account).

6.	Agreements of Bank and Pledgor. The Bank and the Pledgor agree and the Company acknowledges and agrees that:
(a)
The Bank shall flag its books, records and systems to reflect the Trustee’s security interests in the Collateral and shall provide notice thereof to any Person making inquiry as to the Pledgor’s accounts or, if applicable, the Company’s accounts with the Bank to whom or which the Bank is legally required or permitted to provide information.

(b)	The Bank shall send copies of monthly statements and advices, and all other statements and notices relating to the Collateral Account simultaneously to the Pledgor and the Trustee.
(c)
The Bank shall promptly notify the Trustee if, to the actual knowledge of the Bank, any other Person (including, without limitation, the Company) asserts any claim to, security interest in or lien upon or right of set-off against any of the Collateral, and the Bank has not and shall not enter into any control, custodial or other similar agreement with any such Person (including, without limitation, the Company) that would create or acknowledge the existence of any other claim, security interest or lien upon or right of set-off against any of the Collateral.

(d)
Without the Trustee’s prior written consent, the Bank and the Pledgor shall not amend, or modify the Account Agreement, other than amendments to reflect ordinary and reasonable changes in the Bank’s fees and charges for handling the Collateral Account.

(e)	Neither the Bank nor the Pledgor shall terminate the Account Agreement without giving thirty (30) calendar days’ prior written notice to the Trustee and the Majority Holders.
7.
Indemnity. The Pledgor and the Company shall jointly indemnify, defend and save harmless the Bank and the Trustee from all claims, actions, suits, losses, damages, costs, actual out-of-pocket expenses or liability of any nature and type (including the reasonable fees and expenses of in-house or outside counsel) incurred by the Bank and the Trustee in any action or proceeding between the Pledgor or the Trustee and the Bank arising out of or in connection with (i) its execution or the performance of the terms of this Agreement, except to the extent that any of the foregoing are due to the gross negligence or willful misconduct of the Bank or the Trustee, as applicable, or either of their directors, officers, or employees, or (ii) its following any instructions or other directions from the Trustee. Amounts payable under this Section 7 shall be paid within three (3) Business Days of Bank’s demand in writing. The parties hereto acknowledge that the foregoing indemnities shall survive the termination of this Agreement.

8.
Trustee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably constitutes and appoints the Trustee as the Pledgor’s true and lawful attorney-in-fact, with full power of substitution upon the occurrence of an Event of Default, to execute, acknowledge and deliver any instruments, and to exercise and enforce every right, power, remedy, option and privilege of the Pledgor with respect to the Collateral, and do in the name, place and stead of the Pledgor, all such acts, things and deeds for and on behalf of and in the name of the Pledgor, which the Pledgor could or might do or which the Trustee may deem necessary or desirable to more fully vest in the Trustee the rights and remedies provided for herein and to accomplish the purposes of this Agreement and the Indenture. The foregoing powers of attorney are irrevocable and are coupled with an interest. If the Pledgor fails to perform any agreement herein contained and such failure shall continue for five (5) Business Days after written notice of such failure is given to the Pledgor, the Trustee may perform or cause performance of any such agreement, and any reasonable fees and expenses of the Trustee in connection therewith shall be paid by the Pledgor.

9.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH (WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLE OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW), THE LAWS OF THE STATE OF NEW YORK. THE PLEDGOR, THE COMPANY, THE TRUSTEE AND THE BANK AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE COUNTY, CITY AND STATE OF NEW YORK OR IN THE CITY OF NEW YORK AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON IN THE MANNER AND AT THE ADDRESS SPECIFIED FOR NOTICES IN THIS AGREEMENT. EACH OF THE PLEDGOR, THE COMPANY, THE TRUSTEE AND THE BANK HEREBY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, THE STATE OF NEW YORK SHALL BE THE BANK’S JURISDICTION (WITHIN THE MEANING OF SECTION 9-304 OF THE UCC).

10.
Jury Trial. EACH OF THE PLEDGOR, THE COMPANY, THE TRUSTEE AND THE BANK, FOR ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE PLEDGOR, THE COMPANY, THE TRUSTEE AND THE BANK HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.

11.	Miscellaneous.
(a)	This Agreement shall not create any obligation or duty of the Bank except as expressly set forth herein.
(b)
As to the matters the subject of this Agreement, in the event of any conflict between the terms of this Agreement and the Account Agreement or any other agreement between the Bank and the Pledgor, the Bank and/or the Company, the terms of this Agreement shall control.

(c)
All notices, requests, instructions and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing (unless otherwise specifically provided) and delivered to each party at the address or facsimile number set forth below, or to such other address or facsimile number as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by facsimile, upon receipt; and (iii) if sent by mail, return receipt requested, upon the date of receipt, to:

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
601 Travis Street, 16th Floor
Houston, Texas 77002
Attention: Global Corporate Trust — Newcastle Investment Corp.
Tel: (713) 483-6029
Fax: (713) 483-6627

Pledgor:	NIC TP LLC
c/o Newcastle Investment Corp.
1345 Avenue of the Americas
New York, New York 10105
Attn: Jason Corn
Tel: (310) 228-5444
Fax: (917) 591-8634

Company:	NEWCASTLE INVESTMENT CORP.
1345 Avenue of the Americas
New York, New York 10105
Attn: Jason Corn
Tel: (310) 228-5444
Fax: (917) 591-8634

Bank:	THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
601 Travis Street, 16th Floor
Houston, Texas 77002
Attention: Global Corporate Trust — Newcastle Investment Corp.
Tel: (713) 483-6029
Fax: (713) 483-6627

Majority Holders:	Taberna Capital Management, LLC
450 Park Avenue — 11th Floor
New York, New York 10022
Attn: Michael Fralin
Tel: (917) 322 — 6902
Fax: (212) 735-1449

(d)
This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that the Bank may not assign its obligations hereunder without the prior written consent of the Trustee and the Majority Holders. This Agreement may be amended or modified only in writing signed by all parties hereto.

(e)
This Agreement shall terminate upon the earliest to occur of (i) the payment in full of all amounts due on account of the Securities, and the Bank’s receipt of written notice from the Trustee; (ii) any other termination of the Account Agreement agreed to in writing in advance by the Trustee; (iii) the Bank’s delivery of all Collateral to the Trustee or its designee in accordance with the written instructions of the Trustee; and (iv) the Bank’s delivery of all Collateral to the Pledgor or its designee in accordance with the written instructions of the Trustee.

(f)	This Agreement may be executed in counterparts, each of which shall be an original and all of which when taken together shall constitute one binding Agreement.
12.
No Third-Party Beneficiaries. This Agreement is being made solely for the benefit of the Trustee, on behalf of the Holders, and no other Person shall, under any circumstances, be deemed to be a third-party beneficiary under this Agreement (except as set forth in Section 7). Nothing contained in this Agreement shall be deemed to confer upon any Person other than the Trustee, the Pledgor, the Company and the Bank any rights under, or any right to insist upon or to enforce the performance or observance of any of the terms or provisions of, this Agreement.

13.
Trustee’s Rights. All of the Trustee’s rights set forth herein are and shall be for the sole benefit of the Holders in accordance with the terms of the Indenture and shall be exercised in accordance with the terms of the Indenture.

14.
Event of Default. During the existence of an Event of Default under the Indenture, or in the event of any default in the terms, provisions and agreements of Pledgor or the Company hereunder (each of the foregoing, an “Event of Default”), the Trustee shall and is hereby authorized to exercise all remedies under the Indenture, this Agreement and at law, including, without limitation, to direct one or more sales of all or any portion of the Collateral and/or to direct a release to the Trustee or the Holders of all or any portion of the Collateral and all proceeds thereof.

15.
Limitation on Liability — Bank. The Bank shall not have any duties, obligations or liabilities except those expressly set forth herein. Without limiting the generality of the foregoing, the Bank shall not be subject to any fiduciary or other implied duties outside of the exercise of due care and good faith, and the Bank shall not have any duty to take any discretionary action or exercise any discretionary powers. The Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing delivered to the Bank under or in connection with this Agreement (whether delivered by telecopy, electronic mail, courier service or otherwise) and believed by it to be genuine and to have been signed or sent by the proper person. None of the Bank, or any officer, agent, stockholder, partner, member, director or employee of the Bank shall have any liability, whether direct or indirect and whether in contract, tort or otherwise (i) for any action taken or omitted to be taken by any of them hereunder or in connection herewith unless such act or omission was performed or omitted in bad faith, or constituted willful misfeasance, gross negligence or reckless disregard of the Bank’s duties hereunder, or (ii) for any action taken or omitted to be taken by the Bank at the express direction of the Trustee. With the exception of this Agreement, the Bank is not responsible for or chargeable with knowledge of any terms or conditions contained in any agreement referred to herein, and expressly disclaims any responsibility for determining the existence, validity, enforceability or perfection of any security interest granted to the Trustee or the adequacy or sufficiency of the Collateral. Anything in this Agreement notwithstanding, in no event shall the Bank be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Bank has been advised of such loss or damage and regardless of the form of action.

16.
Rights, Privileges and Immunities Incorporated. The rights, privileges, protections and immunities of the Bank contained in the Account Agreement shall be incorporated into the Agreement by reference as fully as if they were expressly contained herein.

17.	Limitation on Liability — Trustee.
(a)
Subject to the terms of the Indenture, the Trustee will have no responsibility under this Agreement other than to render the services called for hereunder in good faith and without willful malfeasance, negligence or reckless disregard of its duties hereunder. The Trustee may act or rely upon, and shall incur no liability to anyone for acting or relying upon, any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper (whether delivered by telecopy, electronic mail, courier service or otherwise) reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Trustee nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Bank, the Pledgor, the Company or any Person affiliated with any of the foregoing, except by reason of acts or omissions constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Trustee’s duties hereunder. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Majority Holders relating to the time, method or place of conducting any action or proceeding available to or required of the Trustee hereunder. Anything in this Agreement notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of such loss or damage and regardless of the form of action. The rights, privileges, protections and immunities of the Trustee contained in the Indenture shall be incorporated into this Agreement by reference as fully as if they were expressly contained herein.

(b)
Each of the Trustee and the Securities Bank may accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that any Person giving such instructions or directions shall deliver to the Trustee and the Securities Bank an incumbency certificate listing such designated persons, which incumbency certificate shall be amended whenever a person is to be added or deleted from such certificate. If such Person elects to give the Trustee or the Securities Bank email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Securities Bank in its discretion elects to act upon such instructions, the Trustee’s (or, as applicable, the Securities Bank’s) understanding of such instructions shall be deemed controlling. The Trustee and the Securities Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. Each Person providing instructions or directions to the Trustee or the Securities Bank hereunder agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Securities Bank, including without limitation the risk of the Trustee or the Securities Bank acting, in good faith, on unauthorized instructions, and the risk of interception and misuse by third parties.

(c)
Each of the Trustee and the Securities Bank may, but is not required to, rely upon and comply with instructions and directions sent by email or facsimile (or any other reasonable means of communication) by persons believed by the Trustee or the Securities Bank in good faith to be authorized to provide such instructions or direction; provided, however, that the Trustee and the Securities Bank may require such additional evidence, confirmation or certification from any such party or parties as the Trustee or the Securities Bank, in its reasonable discretion, deems necessary or advisable before acting or refraining from acting upon any such instruction or direction.

18.
Termination. Subject to Section 7, this Agreement shall terminate and be of no further effect immediately upon the release of the Collateral by the Trustee pursuant to Section 10.5(c) of the Indenture.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BANK: THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association
By	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President
SIGNATURE PAGE TO PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT

PLEDGOR: NIC TP LLC, a Delaware limited liability company
By	/s/ Brian Sigman
	Name:	Brian Sigman
	Title:	Chief Financial Officer
SIGNATURE PAGE TO PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT

COMPANY: NEWCASTLE INVESTMENT CORP. a Maryland corporation
By	/s/ Brian Sigman
	Name:	Brian Sigman
	Title:	Chief Financial Officer
SIGNATURE PAGE TO PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT

TRUSTEE: THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association as trustee for the benefit of the Holders from time to time under the Indenture
By	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President Address: 601 Travis Street, 16th Floor Houston, Texas 77002

Address:		601 Travis Street, 16th Floor Houston, Texas 77002
SIGNATURE PAGE TO PLEDGE, SECURITY AGREEMENT AND ACCOUNT CONTROL AGREEMENT

Exhibit A
Account Agreement

A - 1